SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.
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DREYFUS SELECT MANAGERS SMALL CAP VALUE FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of an additional sub-adviser for Dreyfus Select Managers Small Cap Value Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Eastern Shore Capital Management ("Eastern Shore") as a new sub-adviser, to manage a portion of the Fund's assets.  In conjunction with such appointment, the Board approved a new sub-investment advisory agreement, on behalf of the Fund, between The Dreyfus Corporation, the Fund's investment adviser, and Eastern Shore (the "New Sub-Advisory Agreement").  As was previously communicated to you in a supplement to the Fund's Prospectus, dated May 14, 2015, Eastern Shore began managing its allocated portion of the Fund's investment portfolio on May 18, 2015.

Further information about Eastern Shore and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak
President
Strategic Funds, Inc.

July 24, 2015

Dreyfus Select Managers Small Cap Value Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Value Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Eastern Shore Capital Management ("Eastern Shore") as an additional sub-adviser for the Fund.

In connection with the appointment of Eastern Shore, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Eastern Shore.  The appointment of Eastern Shore and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about July 24, 2015 to shareholders of record of the Fund as of July 10, 2015.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with Dreyfus or are wholly-owned subsidiaries (as defined in the 1940 Act) of Dreyfus' ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.  In addition, pursuant to the Exemptive Order, it is not necessary to disclose the sub-investment advisory fee payable by Dreyfus separately to a sub-adviser that is an affiliate in documents filed with the SEC and provided to shareholders; such fees would be aggregated with fees payable to Dreyfus.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the retention of Eastern Shore and presents details regarding Eastern Shore and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $252 billion in 172 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of BNY Mellon, is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $28.5 trillion in assets under custody and administration and $1.7 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated August 24, 1994, as amended May 15, 2006.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on November 3-4, 2014, and by the Fund's initial shareholder on December 11, 2008.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's annual report for the year ended November 30, 2014.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund.  EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $5.5 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until April 1, 2016, to waive receipt of its fees and/or assume the direct expenses of the Fund so that the expenses of Class A, Class C, Class I and Class Y shares (excluding Rule 12b-1 fees, shareholder services fees, acquired fund fees and expenses, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 1.05%, 1.05%, 1.05% and .95%, respectively.  For the Fund's fiscal years ended November 30, 2012, 2013 and 2014, the Fund paid Dreyfus management fees of $3,299,659, $5,132,977 and $6,374,972, respectively.

The following persons are officers and/or directors of Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; John Pak, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; and James Bitetto, Secretary.  Messrs. Skapyak, Connolly, Pak and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. Pak serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISER

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held May 4, 2015 (the "Meeting"), unanimously approved (i) the appointment of Eastern Shore to serve as a sub-adviser for the Fund and (ii) the New Sub-Advisory Agreement between Dreyfus and Eastern Shore with respect to the Fund.

Eastern Shore

Eastern Shore, 18 Sewall Street, Marblehead, Massachusetts 01945, is a division of Moody Aldrich Partners, LLC, a privately held asset management company founded in 1988.  As of March 31, 2015, Eastern Shore had approximately $33.9 million in assets under management.

In managing the portion of the Fund's assets allocated to it, Eastern Shore uses fundamental analysis and bottom-up active stock selection in seeking to identify companies with quality fundamentals that are trading at attractive valuations.  The quality fundamentals that Eastern Shore looks for in a company are very specific, and include high and stable return on equity and return on investment capital, low debt relative to peers, high margins, and compounding free cash flow.  Eastern Shore believes these factors support one overarching theme:  that attractively valued high quality stocks tend to exhibit lower volatility and lower risk of capital loss and, therefore, generate higher long-term risk-adjusted returns.  Eastern Shore's quality focused investment approach constructs a portfolio made up of two types of holdings – established quality companies and improving quality companies.  Established quality companies are those with more quantifiable quality metrics, such as strong profitability and balance sheets, that have demonstrated sustainable competitive advantages and are managed by skilled capital allocators.  Improving quality companies are those that have not yet attained the high levels of profitability and balance sheet strength that Eastern Shore looks for in seeking to identify established quality companies, but they have reached, in Eastern Shore's view, inflection points in these metrics and are showing steady improvement which is not reflected in the pricing of their stock.  Eastern Shore typically will sell a holding if, in Eastern Shore's view, the stock price exceeds its valuation range, there is deterioration in the company's quality fundamentals, the stock has persistent poor relative performance or more attractive investment opportunities are available elsewhere.

Robert C. Barringer, CFA, James M. O'Brien, CFA and Sarah L. Westwood, CFA, CMT will be the primary portfolio managers responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Eastern Shore.  Messrs. Barringer and O'Brien are each a Partner and Portfolio Manager with Eastern Shore, which they co-founded in October 2012, and Ms. Westwood is a Partner and Portfolio Manager with Eastern Shore, which she joined in March 2013.  Prior to co-founding Eastern Shore, Mr. Barringer was a Managing Director and Portfolio Manager at FBR Asset Management and Mr. O'Brien was a member of the investment team at Moody Aldrich Partners.  Prior to joining Eastern Shore, Ms. Westwood was with Fidelity Investments and before that was a member of the investment team at Moody Aldrich Partners from 2008 to 2012.

Eastern Shore does not currently serve as investment adviser or sub-adviser to any registered investment companies having similar investment objectives and policies as the Fund.

Eastern Shore was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting.  Eastern Shore is not affiliated with Dreyfus, and Eastern Shore discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Eastern Shore out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Eastern Shore or the implementation of the New Sub-Advisory Agreement.  The fees paid by Dreyfus to Eastern Shore depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Eastern Shore.  In accordance with procedures adopted by the Board, Eastern Shore may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Eastern Shore by virtue of ownership of stock or other interests of Eastern Shore:  Robert C. Barringer, James M. O'Brien, Sarah L. Westwood, William Moody, Eli Kent and Moody Aldrich Partners, LLC.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement.  The New Sub-Advisory Agreement will continue until November 30, 2016, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Channing Capital Management, LLC, Iridian Asset Management LLC, Kayne Anderson Rudnick Investment Management, LLC, Lombardia Capital Partners, LLC, Neuberger Berman Management, LLC, Thompson, Siegel & Walmsley LLC and Walthausen & Co., LLC, the Fund's seven other sub-advisers.

The New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, Eastern Shore provides investment management of the portion of the Fund's assets allocated to Eastern Shore.  Eastern Shore, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to Eastern Shore and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to Eastern Shore, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  Eastern Shore also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The New Sub-Advisory Agreement provides that Eastern Shore shall exercise its best judgment in rendering services to the Fund and that Eastern Shore will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Eastern Shore's reckless disregard of its obligations and duties, under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement provides that Eastern Shore be compensated based on the average daily net assets of the Fund allocated to Eastern Shore.  Eastern Shore is compensated from the management fee that Dreyfus receives from the Fund.  Eastern Shore generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to Eastern Shore; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to Eastern Shore; or (iii) Eastern Shore on not less than 90 days' notice to the Company and Dreyfus.  The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, Dreyfus and EACM recommended the appointment of Eastern Shore to serve as a new sub-adviser for the Fund.  The recommendation of Eastern Shore was based on, among other information, EACM's review and due diligence report relating to Eastern Shore and its investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to Eastern Shore of a portion of the Fund's assets would allow Eastern Shore to effectively complement the Fund's seven other sub-advisers, Channing Capital Management, LLC, Iridian Asset Management LLC, Kayne Anderson Rudnick Investment Management, LLC, Lombardia Capital Partners, LLC, Neuberger Berman Management, LLC, Thompson, Siegel & Walmsley LLC and Walthausen & Co., LLC, and increase portfolio diversification, as well as help avoid any potential capacity constraints that may arise if the Fund continues its steady asset growth, and would be in the best interests of the Fund's shareholders.  The target percentage of the Fund's assets to be allocated to Eastern Shore will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement.  In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information, which included:  (i) a copy of the New Sub-Advisory Agreement between Dreyfus and Eastern Shore; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended Eastern Shore for Board approval; (iii) information regarding the nature, extent and quality of the services Eastern Shore would provide to the Fund; (iv) information regarding Eastern Shore's reputation, investment management business, personnel and operations; (v) information regarding Eastern Shore's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by Eastern Shore; (vii) information regarding Eastern Shore's compliance program; and (viii) information regarding Eastern Shore's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to a relevant unmanaged index.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Eastern Shore.  In examining the nature, extent and quality of the services to be provided by Eastern Shore to the Fund, the Board considered Eastern Shore's: (i) organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategy for the Fund; (iv) long- and short-term performance relative to an unmanaged index; and (v) compliance program.  The Board specifically took into account Eastern Shore's investment process and research resources and capabilities, evaluating how Eastern Shore would complement the Fund's existing sub-advisers.  The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by Eastern Shore.  The Board concluded that the Fund will benefit from the quality and experience of Eastern Shore's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by Eastern Shore were adequate and appropriate in light of Eastern Shore's experience in managing small cap value equity assets, Eastern Shore's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage Eastern Shore, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of Eastern Shore.  Because Eastern Shore was a newly-appointed sub-adviser for the Fund, the Board could not consider its investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreement during the Meeting.  However, the Board did review Eastern Shore's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by Eastern Shore in the management of its portion of the Fund's assets.  The Board noted Eastern Shore's reputation and experience with respect to small cap value equity investing, the portfolio manager's experience in selecting small cap value stocks, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on their consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under the New Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because Eastern Shore's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates with respect to the proposed addition of Eastern Shore as an additional sub-adviser for the Fund.  The Board concluded that the proposed fee payable to Eastern Shore by Dreyfus with respect to the assets to be allocated to Eastern Shore in its capacity as a sub-adviser was reasonable and appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and Eastern Shore.

Economies of Scale to be Realized.  The Board recognized that, because Eastern Shore's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, consideration of economies of scale with respect to Eastern Shore was not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to Eastern Shore as a result of its relationship with the Fund.  The Board concluded that, although Eastern Shore did not currently do so, Eastern Shore may in the future direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Eastern Shore would be required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus would monitor and evaluate Eastern Shore's trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters.  The Board concluded that any benefits that were expected to accrue to Eastern Shore by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's most recent fiscal year ended November 30, 2014, the Fund paid commissions to Convergex Execution Solutions, LLC, an affiliate of Dreyfus and thereby an affiliated broker of the Fund, in the amount of $36,526, which was 3.15% of the Fund's total brokerage commissions for the fiscal year.

Certain Beneficial Ownership

As of April 30, 2015, the Fund had 35,116,525.641 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of April 30, 2015.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	19,265.787	18.7911%

UBS Wealth Management USA 499 Washington Blvd. Jersey City, NJ 0310-1995	13,747.108	13.4084%

American Enterprise Investment Services 2003 Ameriprise Financial Center Minneapolis, MN 55474-0020	12,260.329	11.9582%

Steven Weiss Fort Lee, NJ	10,043.860	9.7964%

J.P. Morgan Clearing Corporation 3 Chase Metrotech Center Brooklyn, NY 11245-0001	9,612.094	9.3753%

Keith Stransky & Debra Stransky Norwalk, CT	7,822.944	7.6302%

Class C

American Enterprise Investment Services 2003 Ameriprise Financial Center Minneapolis, MN 55474-0020	1,030.359	39.3930%

National Financial Services LLC 499 Washington Boulevard Jersey City, NJ 07310	858.375	32.8176%

Stifel Nicolaus & Co., Inc. 501 North Broadway St. Louis, MO 63102-2188	605.448	23.1476%

Class I

Charles Schwab & Co., Inc. Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	281,914.882	31.4555%

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456-9989	106,384.952	11.8702%

National Financial Services LLC 499 Washington Boulevard Jersey City, NJ 07310	77,402.024	8.6362%

Wells Fargo Bank of Minnesota, NA P.O. Box 560067 Charlotte, NC 28256-0067	61,687.228	6.8829%

BNY Mellon P.O. Box 3198 Pittsburgh, PA 15230-3198	61,667.394	6.8807%

Pershing, LLC P.O. Box 2052 Jersey City, NJ 07303-2052	56,448.035	6.2984%

TD Ameritrade P.O. Box 2226 Omaha, NE 68103-2226	52,429.415	5.8500%

Class Y

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456-9989	33,467,298.254	98.1010%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of April 30, 2015, Robin A. Melvin, a Director of the Company, beneficially owned 2,634.899 Class A shares of the Fund, representing 2.5700% of the outstanding Class A shares of the Fund.  As of April 30, 2015, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.